UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 11, 2013

Medical Action Industries Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-13251	11-2421849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Expressway Drive South Brentwood, New York	11717
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (631) 231-4600

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 11, 2013, Medical Action Industries Inc. (the "Company") notified The NASDAQ Stock Market LLC ("NASDAQ") that the Board of Directors of the Company (the "Board") appointed one of its members, Mr. Paul Chapman, to be interim Chief Operating Officer of the Company, effective January 14, 2013. Mr. Chapman will remain a member of the Board. The Board determined that Mr. Chapman would not satisfy the definition of "independent director" set forth in NASDAQ Stock Market Rule 5605(a)(2) while acting as an interim officer and that, therefore, the Board would not be comprised of a majority of independent directors as required by NASDAQ Stock Market Rule 5605(b)(1) (the "Rule"). Upon making the determination that Mr. Chapman was not independent, the Board simultaneously removed him from the audit, compensation and nominating and governance committees in order to maintain compliance with NASDAQ Stock Market Rules 5605(c)(2)(A), 5605(d)(1) and 5605(e)(1), which require the Company to maintain such committees comprised solely of independent directors. As outlined in the NASDAQ rules, the Company intends to regain compliance with the Rule on or before the Company's Annual Meeting of Stockholders, which is currently scheduled to be held in August 2013.

On January 14, 2013, the Company received a Letter of Reprimand (the "Letter") from the NASDAQ Listing Qualifications Staff (the "NASDAQ Staff"), relating to the Company's expected temporary failure to maintain compliance with the requirements of the Rule. The Letter states that the NASDAQ Staff will provide the Company with a cure period to regain compliance with the Rule by the Company's Annual Meeting of Stockholders currently scheduled to be held in August 2013.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 14, 2013, the Company announced that it has begun the process of searching for a Chief Operating Officer. No deadlines have been established in connection with that search. Pending the results of that search, the Company announced that Mr. Paul Chapman was appointed by the Board as the Company's interim Chief Operating Officer, effective January 14, 2013. While serving in this capacity, Mr. Chapman will continue to serve as a member of the Board of Directors, although he will not satisfy the definition of "independent director" set forth in the Rule.

Mr. Chapman was Chairman and Chief Executive Officer of National Rehab Corporation, a distributor of wound care, ostomy, urological and orthopedic supplies, from February 2008 through September 2012 until its sale to a large healthcare conglomerate. From November 2007 through January 2009, Mr. Chapman served as a director for DJO Global, Inc., a leading global manufacturer and provider of high-quality, orthopedic devices with a broad range of products used for rehabilitation, pain management and physical therapy. From January 1994 through December 2007, he held various senior executive positions, including President and Chief Operating Officer, at ReAble Therapeutics (and its predecessors Encore Medical Corp and Chattanooga Group, Inc.), a Blackstone Group portfolio company and a global manufacturer of orthopedic implants and rehabilitation devices. From January 1988 to January 1994, he held various executive positions with Stryker Corporation, a provider of orthopedic implants, surgical instrumentation, endoscopy equipment, hospital beds and stretchers.

(e) In connection with Mr. Chapman's interim designation as Chief Operating Officer, the Board, based upon the recommendation of its Compensation Committee, agreed to compensate Mr. Chapman at the rate of $17,000 per month and to suspend his non-employee director compensation.

Item 8.01. Other Events.

On January 14, 2013, the Company issued a press release announcing that it has begun the process of searching for a Chief Operating Officer, and that Mr. Paul Chapman has been appointed interim Chief Operating Officer, effective January 14, 2013. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit Number	Exhibit Description
99.1	Medical Action Industries Inc. press release dated January 14, 2013.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medical Action Industries Inc. (Registrant)
January 16, 2013 (Date)	/s/ JOHN SHEFFIELD John Sheffield Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Medical Action Industries Inc. press release dated January 14, 2013.